                                                                   Exhibit 10.35



                                                          February 6, 1996

MediQual Systems, Inc.
1900 West Park Drive
Westborough, Ma 01581

Gentlemen:

      This letter. when countersiqned by you, will constitute an Agreement between Marquette Electronics, Inc. ("Marquette") and MediQual Systems, Inc. ("MediQual") with respect to MediQual's development of two software programs or sets of software programs, each to serve as a medical outcomes analysis system for use in the cardiology and obstetrics fields (each referred to as "System"). Following development of the Systems, Marquette, directly and/or through its subsidiaries, will distribute and sublicense the Systems to hospitals and other medical providers, subject to the terms hereinafter set forth.

      The following sets forth the terms of our Agreement:

      1. The Systems. MediQual agrees to develop two (2) Systems, (a) one, a Cardiology-specific System ("MarqView") which will operate as a separate software application on Marquette's MUSE Cardiology Management System; and (b) one, for an Obstetrics-specific System ("QS-OB Atlas") which will operate as an integrated software application on the QMI Quantitative Sentinel Clinical Information System. Each System will be developed in two phases. The first phase will consist of the delivery by MediQual to Marquette of both Systems for
          *            and, following acceptance of each System and subject to
any       *         that Marquette may give to MediQual, the second phase will
consist of the delivery of             *                Systems in the form and
functionally as specified in the Product Description and Specifications document
(Exhibit "A"' attached to this letter. MediQual shall use its      *       to
complete the first phase by       *       and the second phase by       *
    .

      2. Marquette's Exclusive Rights. MediQual hereby grants to Marquette an exclusive and perpetual right and license to use and duplicate the Systems, or either of them, and to sublicense third party sublicensees to use the Systems and the documentation in the conduct of medical outcomes analysis.

      3 Marquette's      *      . For and in consideration of Marquette's rights
granted hereunder by MediQual, Marquette agrees to pay to MediQual, as
Marquette's   *   of the       *          of the Systems, the sum of
         *                    each, the first of which was paid      *
    , the second of


* Confidential portions have been omitted and filed separately with the Commission.

MediQual Systems, Inc.
February 6, 1996
Page 2

which shall be payable by Marquette within    *     following the date of the
execution of this Agreement and the remainder on      *        or promptly
following a            *             of both Systems to Marquette, showing such
Systems to be        *         and in form and packaginq sufficient for
commercial sale, whichever first occurs. MediQual shall         *           of
the development.

      4. Sublicenses. After delivery to Marquette of versions of each System which Marquette reasonably determines is commercially saleable, Marquette will offer to sublicense the Systems to third party sublicensees, each of which sublicenses will require the payment of license fees to Marquette as set out in the "Marquette Outcomes Software Pricing" document (Exhibit "B") attached hereto, as the same may be revised by Marquette from time to time. While this Agreement remains in effect, MediQual shall provide to Marquette such number of copies of each System and documentation to accompany each System as Marquette may request from time to time to fulfill sublicensees' orders and an additional number of copies of each System as Marquette may reasonably wish to stock for future distribution.

      5. Payments to MediQual. Sublicensee orders for sublicenses of each of the Systems will be solicited, booked and invoiced by Marquette. Marquette agrees to
pay to MediQual,        *          following the date of invoice to the
sublicensee,    *     of the license fees billed by Marquette during such
         *              , provided, however, if any           *
payment of any license fee to Marquette by reason of          *
               of the System, Marquette may  *    payment to MediQual
                       *                                  , whichever shall
first occur.

      6. Term and Termination. This Agreement shall continue in full force and
effect     *       , subject to     *       right of termination by delivery of
not less than ninety days prior written notice to MediQual, provided that such termination shall not be effective until MediQual has received from Marquette,
pursuant to the provisions of Section 5 hereof,           *                   .

      Neither party shall have any further liability or obligation to the other following Marquette's termination of this Agreement, except that (a) Marquette shall continue to have the rights granted under Sections 2 and 4, but such rights shall no longer be exclusive; and (b) Marquette shall continue to be obligated to pay MediQual one-half of the license fees received from sublicensees; and (c) MediQual shall be obligated to provide software support to


* Confidential portions have been omitted and filed separately with the Commission.

MediQual Systems, Inc.
February 6, 1996
Page 3

Marquette and the sublicensee and software updates, enhancements, and releases under Section 8 with respect to Systems sublicensed by Marquette prior to and following termination of this Agreement.

      7. Training. Initially, MediQual will provide training to Marquette's sublicensees, with respect to the use of the Systems, at MediQual's usual and customary training fees to be charged to the sublicensee. MediQual will also provide Marquette trainers and specialists with in-depth training on selling, installation, set-up, customer in-service, troubleshooting and support with respect to the Systems, and will provide similar, appropriate training as to all upgrades and enhancements thereto. At such times as both parties believe that Marquette employees have been sufficiently trained, Marquette shall take over the responsibility of training customers in the use of the Systems.

      8. Sublicenses. Each sublicense of a System shall include a non-exclusive annually renewable license for the sublicensee to use the System at its facility. Any software updates will be provided to the sublicensee by MediQual in consideration of the annual sublicense fees payable by the sublicensee. System updates and enhancements will include application software corrective releases and operating system updates. Unless these releases repair/correct major software deficiencies or "bugs", such updates and enhancements will be priced accordingly and offered for sub-license by Marquette pursuant to this Agreement as extensions of the standard product.

      9. Documentation. MediQual standard sublicensee documentation will be provided to Marquette and each sublicensee of Marquette. Both parties will work together to create proper documentation of non-standard MediQual software applications as appropriate.

      10. Warranties.

          (a) MediQual will repair or replace any software composing a part of either System that fails to meet specifications during the term of each sublicense.

          (b) MediQual represents and warrants to Marquette that (i) MediQual is and will be the sole and exclusive owner of the Systems; and (ii) neither the System, the documentation, nor the use thereof by Marquette or any sublicensee of Marquette in accordance with reasonable instructions provided by MediQual will infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party that is valid or

MediQual Systems, Inc.
February 6, 1996
Page 4

enforceable in the United States (whether conferred by statute, code, common law or otherwise).

      11. Software Support and Installation. MediQual will provide telephone support for the Systems sublicensed by Marquette pursuant to this Agreement. Marquette will be responsible for installation at sublicensee sites. Wherever possible, Marquette will seek to provide first call service.

      12. Indemnities.

          (a) MediQual shall indemnify, defend and hold harmless Marquette and its sublicensees, affiliates and employees from and against any and all damages, awards, amounts paid in settlement, liabilities, costs and expenses (including reasonable attorney's fees and disbursements) in connection with any claim or action brought against any of them based on any allegation that any part of the System, or documentation infringes upon or violates any patent, copyright, trade secret or other proprietary right of any third party which is enforceable in the United States.

          (b) In the event that a judgment or any injunction shall be obtained against Marquette, its affiliates or sublicensees prohibiting use or possession of any part of the System, MediQual shall, at its option and expense, (i) procure for the enjoined party the right to continue to use such part of the System; or (ii) replace or modify such part of the System so that it becomes non-infringing; provided, however, that no part of such System shall suffer any degradation in quality or performance, and each part of the System shall continue to function as warranted and in accordance with all specifications therefor.

          (c) Marquette shall indemnify, defend and hold harmless Medi-Qual and its affiliates and employees from and against any and all damages, awards, amounts paid in settlement, liabilities, costs and expenses (including reasonable attorney's fees and disbursements) in connection with any claim or action brought against any of them based on any allegation that any part of the equipment manufactured by Marquette on which the System is operating infringes upon or violates any patent, copyright, trade secret or other proprietary right of any third party which is enforceable in the United States.

          13. Software Escrow. MediQual agrees, within ten days following the receipt by Marquette of its first order for either System, to deposit, in escrow, the source code and related documentation covering each of the Systems and all other secret

MediQual Systems, Inc.
February 6, 1996
Page 5

information concerning the Systems as may be necessary to recreate the System. Bingham, Dana & Gould, Boston, Massachusetts, shall serve as escrowee pursuant to the terms of an Escrow Agreement in the form attached hereto as Exhibit "C".

      If the foregoing terms and provisions are acceptable to you, please sign and return to the undersigned the enclosed copy of this letter.


                                      Yours very truly,

                                      MARQUETTE ELECTRONICS, INC.


                                      By: /s/ Mark Steia
                                          ------------------------
                                      Name: Mark Steia
                                      Title: Vice President



ACCEPTED AND AGREED AS OF THE 12th
DAY OF February , 1996.


MEDIQUAL SYSTEMS, INC.



By: /s/ Eric Kriss
- ------------------
Name: Eric Kriss
Title: CEO

                                   EXHIBIT "A"
                     PRODUCT DESCRIPTION AND SPECIFICATIONS

MediQual/QS Obstetrics General Specifications

The QS will contain a number of precisely defined data items/measurements of the physiology of the patient(s), along with demographic and process data. From these data a number of calculations, indices or scores will be computed based on a patient's physiology, age, and condition. The score is then integrated into a series of predictive equations, which combine the score, the patients diagnosis, admission source, surgical status, time of labor, etc. The predictive equations provide probability estimates, on a daily basis, for various outcomes including hospital length of stay, hospital death, and the use of various resources.

This application:

      1. The daily scores and predictions for individual patients provides clinical decision support to physicians and nurses in L&D. The equations integrate the results of the most significant clinical values into a single value which shows their adjusted impact on expected outcomes.

      2. Aggregated scores and predictions from consecutive admissions, combined with the observed outcomes for each patient over time, are powerful outcomes analysis and process improvement tools. These data can be combined among institutions for further comparisons and analysis.

The OB development will be fully integrated into the QS system, receiving downloads from the QS to populate the Atlas database. The database schema for OB analysis will require further definition.

Development will include approximately               *
                        *                                      would replicate
QMl's birth log reporting, and the balance would report on other areas of interest. The MQ analyses would cover: 1. Delivery statistics 2. C-Section and VBAC's 3. Complications perhaps combined with 2 above.

Development would also include an OB comparative database, built from MediQual's master database, which would be fully integrated into the application. The product would have full reference reports describing the QMI codes and other internal documentation including on-line help.

These general goals will have to be defined more clearly in a detailed specification which will follow.


* Confidential portions have been omitted and filed separately with the Commission.

                                   EXHIBIT "B"

                       MAROUETTE OUTCOMES SOFTWARE PRICING



                                                   February 2, 1996

MediQual

Diagnostics Pricing

Product

* Disease Topics                                    *
                                                    *
                                                    *
                                                    *

      Base - * CD-ROM's for    *    annually includes software and support

      Full package ADDITIONAL data ( * CD-ROM's) =   *    introductory price

      Annual updates - new CD-ROM's   *   /pr plus the   *     annual fee may
      offer 3fers, 4fers, etc. and fullset quantity pricing.

Customer Availability - Spring, 1996

      Additional users -   *   /user/year

*Confidential portions have been omitted and filed separately with the Commission.

                                   EXHIBIT "C"
                                ESCROW AGREEMENT

                          SOURCE CODE ESCROW AGREEMENT

      This Source Code Escrow Agreement (this "Agreement") dated as of September 1, 1994, is by and among MediQual Systems, Inc. (the "Company"), a Delaware corporation; Bingham, Dana & Gould (the "Escrow Agent"), a general partnership with offices in Boston, Massachusetts, and which acts as counsel to the Company; and each person or entity who becomes a "Licensee" party hereto in accordance with Section 1 hereof

      The Company has requested the Escrow Agent to hold the source code to certain computer software in escrow in connection with the Company's "Atlas Safe(TM)" program; and the Escrow Agent is willing to do so on and subject to the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the parties agree as follows:

      1. LICENSEES. From time to time after the date hereof, one or more customers of the Company may become Licensee parties hereto, provided, that each such customer and the Company execute and deliver to the Escrow Agent a Counterpart Signature Page hereto in the form of the attached Exhibit A, whereupon such customer shall be deemed for all purposes to be a "Licensee" party to this Agreement.

      2. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following respective meanings:

      (a) Licensed Programs: The computer programs listed in the attached
Schedule 1, as it may be amended from time to time.

      (b) Source Code: The versions of the source code used by the Company to generate the respective Licensed Programs, contained on one or more diskettes or other storage media.

      (c) Documentation: Such explanatory information as is reasonably necessary to enable a software engineer to understand the structure, purpose, and operation of the Source Code.

      (d) Information: The Source Code and the Documentation, collectively.

      3. APPOINTMENT OF ESCROW AGENT. The Company hereby appoints the Escrow Agent to act as escrow agent under this Agreement, and the Escrow Agent hereby accepts this appointment and agrees to serve in this capacity, all subject to the terms and conditions, and for the puruoses, set forth in this Agreement. In consideration of the Escrow Agent's services hereunder, the Company shall pay the Escrow Agent its reasonable charges for time spent and disbursements and other expenses incurred, in connection with the performance of such services.

      4. ESCROW OF INFORMATION.

      (a) Promptly following the execution of this Agreement, the Company shall deliver to the Escrow Agent at least three master copies of the Information, each sealed in a separate envelope labeled with a list of its contents.

      (b) Within 30 days after the Company makes generally available to its licensees any new release of any of the Licensed Programs, the Company shall deliver to the Escrow Agent three replacement master copies of the Information, updated to reflect such new release, each sealed in a separate envelope labeled with a list of its contents. Upon any delivery of such updated Information, the Company may request the Escrow Agent to return to it any previously delivered Information that is no longer necessary to satisfy the Company's obligations under this Agreement.

      (c) The Escrow Agent shall maintain materials delivered to it in escrow hereunder in its vault or any other storage area that it may determine is reasonably suitable therefor, in its sole and absolute discretion, which storage area the Company and each Licensee acknowledges will not be particularly designed or denominated as a storage area for computer software. Except as specifically otherwise provided herein, the Escrow Agent shall have no obligations with respect to any materials delivered to or held by it hereunder, including without limitation any obligation (i) to inspect or verify in any way any Information or other materials delivered to it pursuant to this Agreement, or any copy thereof prepared in accordance with Section 4(c) hereof, or (ii) to take special care of Information by reason of its nature as computer software.

      4. CLAIMS FOR RELEASE OF INFORMATION.

      (a) Upon the occurrence of the contingencies described in both subsections
(ii) and (iii) below, any person who is then a Licensee party hereto may send a written request (a "Release Request") to the Escrow Agent in accordance with the notice provisions of Section 13 hereof, requesting that the Escrow Agent release from escrow and deliver to such person one copy of the Information, and stating:

          (i) that such person is a Licensee party to this Agreement; and

          (ii) that (A) the Company has been dissolved or liquidated and there is no successor-in-interest to its business or assets, (B) there has been commenced by or against the Company any proceeding under any bankruptcy, insolvency, readjustment of debt, or similar law of any jurisdiction, and, in the case of a proceeding against the Company, that such proceeding was commenced more than 150 days prior to the date of such Release Request and has not been dismissed, (C) the Company has assigned all or substantially all of its assets for the benefit of its creditors, or (D) the Company has suffered a major physical disaster causing the destruction of, or severe damage to, all or substantially all of its assets; or

          (iii) that such person has made a written request to the Company for software maintenance or support services that the Company is obligated to provide to such person pursuant to a written agreement, and that the Company has materially failed to perform such maintenance and support obligations within 90 days following the date such request was delivered to the Company.

      (b) Within ten business days after its receipt of a Release Request, the Escrow Agent shall send a copy thereof to the Company. If within twenty business days after the date such copy is sent to the Company, the Company advises the Escrow Agent in writing that it objects to the requested release of Information, then such Release Request shall be deemed to be a "Disputed Request"; otherwise, such Release Request shall be deemed to be an "Allowed Request."

      (c) As promptly as is practicable after a Release Request is determined to be an Allowed Request, the Escrow Agent shall copy, or cause to be copied, one set of the Information then held in escrow, and deliver or cause such copy to be delivered to the requesting person. For purposes of the foregoing, the Escrow Agent shall be deemed to have complied fully with its obligations hereunder upon its delivery of one copy of the most recently delivered materials then held in escrow hereunder to one of the commercial copying services listed in the attached Schedule 2, or another commercial copying service selected by the Escrow Agent, in its sole and absolute discretion, with instructions to copy such materials and to send such copy or copies to the Licensee(s) listed in a list provided by the Escrow Agent to such service. The Company hereby grants to the Escrow Agent, and to any commercial copying service or other third party to whom the Escrow Agent may deliver Information and/or other materials for copying, a non-exclusive, royalty-free, non-transferable license, to possess and copy such Information and other materials for the foregoing purposes.

      (d) Except as otherwise expressly provided herein, the Escrow Agent shall not release from escrow or deliver any Information in respect of any Disputed Request.

      4. COMPLIANCE WITH COURT ORDERS, ETC. If at any time the Escrow Agent receives notice that a judgment, order, or decree has been entered or made by any court or administrative body with respect to the disposition of any materials held in escrow hereunder that, in the opinion of legal counsel chosen by the Escrow Agent (who may be a partner or employee of Bingham, Dana & Gould), is binding upon the Escrow Agent and not subject to further appeal or modification before compliance is required therewith, then the Escrow Agent shall comply with such judgment, order, or decree.

      5. RELEASE OF INFORMATION BY AGREEMENT OF COMPANY AND LICENSEE. Notwithstanding any other provision of this Agreement, the Escrow Agent shall release one copy of the Information and deliver it to a Licensee in accordance with written instructions duly executed by both of the Company and such Licensee.

      6. USE OF INFORMATION. In the event that Information is released to any Licensee pursuant to this Agreement, the Company hereby grants to such Licensee a non-exclusive, royalty-free, non-transferable license, effective for so long as such Licensee's license with respect to the Licensed Programs is valid and effective, to possess and use such Information solely for such Licensee's internal maintenance and support of the Licensed Programs. Such Licensee shall keep all Information confidential and hold it in trust for the Company, and shall not permit any person to have access thereto, other than on a need-to-know basis to its employees who are directly involved in the maintenance and support of the Licensed Programs and who are bound by written agreements (naming the Company as an intended third party beneficiary) to preserve the confidentiality thereof. Such Licensee shall not possess, use, copy, duplicate, or reproduce any Information for any other purpose or disclose, market, distribute, sell, license, sublicense, or otherwise permit access or make any Information available to any third party. Such Licensee shall promptly notify the Company of any actual or suspected violation of this Section 6 and shall take all such actions as the Company may reasonably request to prevent or remedy any such violation. The Company shall retain all title to the Information, together with all rights and interests therein not inconsistent with the foregoing license. All Information and other materials delivered to any Licensee hereunder shall be returned to the Company promptly upon the expiration or other termination of such Licensee's license from the Company with respect to the Licensed Programs.

      7. LIABILITY OF ESCROW AGENT. This Agreement is entered into by the Escrow Agent as an accommodation to, and solely for the benefit of, the Company and the Licensees. No person or entity not a party hereto shall have any right to enforce or receive the benefits of this Agreement. The Escrow Agent shall be obligated to perform only such duties as are specifically required by this Agreement, and shall not be liable to any person or entity whatsoever, except for actual direct damages caused by the Escrow Agent's willful misconduct, in an aggregate amount not exceeding the cost to replace the physical storage media (diskettes, CD-ROMs, etc.) delivered to the Escrow Agent hereunder with comparable blank storage media. In any event, the Escrow Agent shall not be liable for any incidental or consequential damages including without limitation lost profits that may result from any cause whatsoever (including without limitation the unauthorized, transfer, use, or reproduction of the physical storage media delivered to the Escrow Agent hereunder or the programs, data, or other information contained therein). The Company and the Licensees acknowledge that the Escrow Agent is receiving no special or additional compensation for its services hereunder beyond payment of its normal hourly fees spent in the performance of its duties hereunder and any firm charges for disbursements in connection with such performance, and that the Escrow Agent would not be willing to enter into this Agreement without additional compensation but for the limitations on its liability set forth herein; and the Company and the Licensees have agreed to such limitations in lieu of paying such additional compensation to the Escrow Agent.

      8. INDEMNIFICATION. The Company and each Licensee hereby agree, jointly and severally, to indemnify, defend, and hold harmless the Escrow Agent (and its partners, employees, agents, and representatives) from and against all loss, damage, liability, and expense (including without limitation legal costs and attorney's fees) arising or resulting from, relating to, or in connection with this Agreement or the transactions hereby contemplated, excepting only such loss, damage, liability, or expense as may be directly caused by the Escrow Agent's willful misconduct.

      9. RELIANCE BY ESCROW AGENT. In the absence of actual willful misconduct, the Escrow Agent shall incur no liability for (a) acting or failing to act in reliance upon any document or notice required or permitted under this Agreement and believed by the Escrow Agent to be genuine and to have been signed by the proper person(s) or entities, without any obligation on the part of the Escrow Agent to make any inquiry or investigation with respect thereto, or (b) acting or failing to act in reliance upon the advice of counsel, including without limitation partners and employees of the Escrow Agent.

      10. RESIGNATION OR REMOVAL OF ESCROW Agent. The Escrow Agent may resign at any time, by written notice delivered to the Company; and the Escrow Agent may be removed by written notice from the Company and at least a majority of the Licensees then party hereto, upon ten business days' joint written notice delivered to the Escrow Agent. Upon any such resignation or removal, the Escrow Agent's responsibilities under this Agreement shall terminate, except that it shall retain custody of any materials then held in escrow hereunder for up to ten business days until it receives written notice from the the Company as to the identity of its successor, which shall be either another law firm, a bank or other financial institution, or a professional escrow company. The Company shall appoint such successor and so notify the Escrow Agent in writing as promptly as is practicable but in any case no later than ten business days after such resignation or removal of the Escrow Agent. If the Company has not so appointed such successor and notified the Escrow Agent within ten business days after such resignation or removal of the Escrow Agent, then the Escrow Agent thereafter may return to the Company the materials then held in escrow hereunder, without any requirement of prior notice to any person.

 11. TERMINATION, AMENDMENT, AND MODIFICATION.

      (a) This Agreement may be terminated by the Company, (i) with respect to any particular Licensee, if such Licensee does not pay the Company its annual Atlas Safe(TM) renewal fees in accordance with the Company's then prevailing policies, or if such Licensee materially breaches this Agreement or its license agreement with the Company with respect to the Licensed Programs, in each case without any requirement of notice of such termination to such Licensee, and (ii) with respect to all Licensees, if the Company determines, in its sole and absolute discretion, to discontinue its Atlas Safe(TM) program as presently constituted, on not less than 30 days' prior written notice to such Licensees.

      (b) Each Licensee's rights and remedies under this Agreement shall completely terminate upon the delivery to such Licensee of a copy of the Information.

      (c) This Agreement may be amended by written agreement of the Company and the Escrow Agent, provided, that any amendment that would materially adversely affect the rights of the Licensees shall require the written consent of at least a majority of the Licensees then party hereto.

      (d) Notwithstanding any other provision of this Agreement, the provisions of Sections 6, 7, 8, and 9 hereof shall survive any termination or expiration of this Agreement.

      12. DISPUTES; CONFLICTS WAIVER.

      (a) In the event that there arises any dispute with respect to this Agreement or any transaction or matter in connection with this Agreement, including without limitation the rights of any person with respect to any materials in escrow hereunder, the Escrow Agent is authorized (but shall not be required) (a) to retain possession of all or any part of the materials in escrow hereunder until such dispute is finally resolved, including without limitation resolution by mutual agreement of the disputants or by the final order, judgment, or decree of a court of competent jurisdiction after the time for appeal has expired and without any rights of appeal having been perfected, and
(b) to deposit any materials to which such dispute relates with a court of competent jurisdiction, upon which the Escrow Agent's responsibilities under this Agreement shall immediately terminate (only with respect to such deposited materials, if any other materials then remain in escrow hereunder, but completely, if otherwise). The Escrow Agent is authorized but not required, to institute, prosecute, intervene in, and/or defend any such proceedings.

      (b) Each of the Licensees hereby (i) acknowledges and agrees that notwithstanding the engagement of Bingham, Dana & Gould as Escrow Agent hereunder, and any actions or omissions by it or any of its partners or employees in such capacity or in connection with this Agreement, neither Bingham, Dana & Gould nor any of its partners or employees shall be precluded from representing the Company in any matter, including without limitation in connection with any dispute arising hereunder or in connection herewith, and
(ii) hereby irrevocably waives and relinquishes any rights or privileges it may at any time or from time to time have in respect of or in; connection with any such representation, and irrevocably agrees not to assert any such right or privilege against the Company or Bingham, Dana & Gould or its partners or employees.

      13. NOTICES. All notices, requests, instructions, or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (c) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (d) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient may have furnished for the purpose pursuant to this
Section 13):

      (i) If to the Company, to:

          William C. Price
          Chief Financial Officer
          MediQual Systems, Inc.
          1900 West Park Drive, Suite 120
          Westborough, Massachusetts 01581
          Telecopier No. 508-898-3008

     (ii) If to the Escrow Agent, in duplicate counterparts to each of Victor J. Paci, Esq. and Leslie H. Shapiro, Esq., respectively, at the following address and telecopier number:

          Bingham, Dana & Gould
          150 Federal Street
          Boston, Massachusetts 02110
          Telecopier No. 617-951-8736

    (iii) If to any Licensee, to his address or telecopier number set forth in such Licensee's Counterpart Signature Page executed and delivered pursuant to

Section 1 hereof.

      14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. In pleading or proving this Agreement, it shall not be necessary to produce or account for more than one fully executed counterpart hereof.

      15. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding and agreement of the parties, and supersedes any prior or contemporaneous understandings and agreements among them, or between or among any of them. with respect to the subject matter hereof.

      16. NO ASSIGNMENT; BINDING EFFECT AND BENEFITS. Except as specifically permitted hereby, no party may assign its rights or delegate its obligations hereunder without the written consent of the other parties hereto, and any attempt to do so shall be wholly void. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties hereto.

      17. GOVERNING LAW. This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of The Commonwealth of Massachusetts, as applied to contracts made, and entirely to be performed, within Massachusetts.

Executed and delivered as an agreement under seal as of the date first above


                                                COMPANY:

                                                MEDIQUAL SYSTEMS, INC.


                                                By: ____________________________
                                                Name:William C. Price
                                                Title:  Chief Financial Officer



                                                ESCROW AGENT:

                                                BINGHAM, DANA & GOULD

                                                By:_____________________________
                                                   Victor J. Paci
                                                   A Partner

                                                                       EXHIBIT A

                           COUNTERPART SIGNATURE PAGE
                                       TO
                          SOURCE CODE ESCROW AGREEMENT

      Reference is made to the Source Code Escrow Agreement (the "Agreement") dated as of September 1, 1994, by and among MediQual Systems, Inc. (the "Company"), a Delaware corporation; Bingham, Dana & Gould (the "Escrow Agent"), a general partnership with offices in Boston, Massachusetts, and which acts as counsel to the Company; and certain "Licensee" parties thereto.

      The undersigned, desiring to become a Licensee party to the Agreement pursuant to Section 1 thereof, hereby agrees that by its execution hereof, the undersigned has become and is a Licensee party to the Agreement, entitled to all of the rights and benefits, and subject to all of the obligations, of a Licensee under the Agreement.

      This Counterpart Signature Page shall take effect and become part of the Agreement when duly executed by the undersigned, accepted by the Company, and delivered to the Escrow Agent.

LICENSEE:

                        (Name)                     (Address)

By
  Name:
  Title


ACCEPTED:

MEDIQUAL SYSTEMS INC.

By
  Name:
  Title:

                                                                      SCHEDULE 1

                                LICENSED PROGRAMS

SOFTWARE

ATLAS OUTCOMES
ATLAS MARKET VIEW
MARQVIEW
QS-OB ATLAS


CD-ROM DATABASES - PEER SERIES

ACADEMIC MEDICAL CENTER
BEDST7F 300-399
BEDSIZE 500+
MIDWEST BEDSIZE 500+
MORTALITY BENCHMARK
NON-TEACH1NG HOSPITAL
PEDIATRIC HOSPITAL
PENNSYLVANIA REGION 8
SOUTHEAST BEDSIZE 1-299
TEXAS
WESTERN REGION


CD-ROM DATABASES - MARKET VIEW

MARKET VIEW LOUISIANA
MARKET VIEW OHIO
MARKET VIEW PENNSYLVANIA
MARKET VIEW TEXAS


GLOSSARY

ATLAS GLOSSARY


DOCUMENTATION

ATLAS DOCUMENTATION KIT (Includes Atlas User Guide & MedisGroups Training Exercises)

                                                                      SCHEDULE 2

                               COMMERCIAL COPYING
                                    SERVICES


Image Software
55 Green Street
Clinton, Massachusetts
Telephone (508) 368-0107

Encryption Technology Corp.
Acton, Massachusetts

Braun Media Services
3800 Annapolis Lane
Plymouth, Minnesota 55447
Telephone (612) 551-3100